Exhibit 12(b)
                  ELIZABETHTOWN WATER COMPANY AND SUBSIDIARY
               Computation of Ratio of Earnings to Fixed Charges
                             and Preferred Dividends
                          (In Thousands Except Ratios)


                                                   Year Ended December 31,
                                                 1998       1997        1996
EARNINGS:

Net Income                                    $ 24,768   $  20,905   $ 16,755
Federal income taxes                            13,101      11,274      8,822
Interest charges                                15,616      16,622     12,804
                                              --------------------------------
 Earnings available to cover fixed charges      53,485      48,801     38,381
                                              --------------------------------


FIXED CHARGES AND PREFERRED DIVIDENDS:

Interest on long-term debt                      14,721      14,030     13,011
Preferred dividend requirement (1)               1,243       1,251      1,241
Other interest                                     960       2,382      2,640
Amortization of debt discount - net                391         376        361
                                              --------------------------------
Total fixed charges                             17,315      18,039     17,253
                                              --------------------------------
Ratio of Earnings to Fixed Charges
 and Preferred Dividends                          3.09        2.71       2.22
                                              ================================


(1) Preferred Dividend Requirement:

Preferred dividends                               813         813        813
Effective tax rate                              34.60%      35.04%     34.49%
                                              --------------------------------
Preferred dividend requirement                $ 1,243    $  1,251    $ 1,241
                                              ================================



Earnings to Fixed Charges and Preferred Dividends represents the sum of Net Income, Federal income taxes and Interest
Charges (which is reduced by Allowance for Debt Funds Used During Construction), divided by Fixed Charges. Fixed Charges and Preferred Dividends consist of interest on long and short-term debt (which is not reduced by Allowance for Debt Funds Used During Construction), dividends on Preferred Stock on a pre-tax basis and Amortization of debt discount.